Exhibit 10.69

CONFIDENTIAL – HAND DELIVERED

November 8, 2010

Mr. Ravichandra K. Saligram

Dear Mr. Saligram:

OfficeMax Incorporated (the “Company”) provides you with the severance benefits described in this letter agreement (the “Agreement”) if your employment with the Company is terminated before or after a “potential change in control of the Company” or a “change in control of the Company” (each as defined in Section 2 of the Agreement). The Agreement terms are as follows:

1. Term of Agreement. This Agreement is effective as of November 8, 2010 and shall continue in effect through December 31, 2013, provided that, on each January 1, the term of this Agreement shall automatically be extended so as to terminate on the 2nd anniversary of such date, unless, not later than September 30 of the preceding year, the Company shall have given notice not to extend this Agreement. However, if a change in control of the Company occurs during the term of this Agreement, this Agreement shall continue in effect for a period of 24 months after the month in which the change in control of the Company occurred.

2. Change in Control.

A. A “change in control of the Company” shall be deemed to have occurred if an event set forth in any one of the following paragraphs occurs:

(1) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided, however, if such Person acquires securities directly from the Company, such securities shall not be included unless such Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25% of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(2) The individuals who, on any date following the date hereof, constitute the Board (the “Incumbent Board Members”), cease, in any two year period following such date, to represent at least a majority of the number of directors then serving, provided, however, that any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3rds of the Incumbent Board Members shall be deemed for purposes hereof to be Incumbent Board Members, unless such director’s initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company; or

(3) The consummation of a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation other than (i) a merger or consolidation which would result in both (a) Incumbent Board Members continuing to constitute at least a majority of the number of directors of the combined entity immediately following consummation of such merger or consolidation, and (b) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected with the approval of the Board to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 25 % of the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding securities; and provided further that any acquisition of securities by any Person in connection with a transaction described in Subsection 2.A(3)(i) of this Agreement shall not be deemed to be a change in control of the Company; or

(4) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

A transaction described in Section 2.A(3) which is not a change in control of the Company solely due to the operation of Subsection 2.A(3)(i)(a) will nevertheless constitute a change in control of the Company if the Board determines, prior to the consummation of the transaction, that there is not a reasonable assurance that, for at least two years following the consummation of the transaction, at least a majority of the members of the board of directors of the surviving entity or any parent will continue to consist of Continuing Directors and individuals whose election or nomination for election by the shareholders of the surviving entity or any parent would be approved by a vote of at least two-thirds of the Continuing Directors and individuals whose election or nomination for election has previously been so approved.

Notwithstanding the foregoing, any event or transaction which would otherwise constitute a change in control of the Company (a “Transaction”) shall not constitute a change in control of the Company for purposes of your benefits under this Agreement if, in connection with the Transaction, you participate as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, you shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (a) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to you of an incentive compensation award under one or more incentive plans of the Acquiror (including but not limited to the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title, and the like; (b) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company; or (c) having obtained an incidental equity ownership in the Acquiror prior to and not in anticipation of the Transaction.

B. For purposes of this Agreement, a “potential change in control of the Company” shall be deemed to have occurred if (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (2) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (3) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, provided that securities acquired directly from the Company shall not be included unless the Person acquires additional securities which, when added to the securities acquired directly from the Company, exceed 9.5% of the Company’s then outstanding shares of common stock (or the combined voting power of the Company’s then outstanding securities); or (4) the Board adopts a resolution to the effect that a potential change in control of the Company for purposes of this Agreement has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a potential change in control of the Company, you will at the option of the Company remain in the employ of the Company until the earlier of (a) the date which is 6 months from the occurrence of the first potential change in control of the Company, or (b) the date of a change in control of the Company.

C. For purposes of this Agreement, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

D. For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that “Person” shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) an individual, entity or group that is permitted to and does report its beneficial ownership of securities of the Company on Schedule 13G under the Exchange Act (or any successor schedule), provided that if the individual, entity or group later becomes required to or does report its ownership of Company securities on Schedule 13D under the Exchange Act (or any successor schedule), then the individual, person or group shall be deemed to be a Person for purposes of this Agreement as of the first date on which the individual, person or group becomes required to or does report its ownership on Schedule 13D.

3. Termination and Change in Control. Except as set forth in Sections 6 and 10.A, no benefits shall be payable under this Agreement unless your employment is terminated and your termination is a Qualifying Termination or a Qualifying Early Termination. Your termination is a Qualifying Termination if a change in control of the Company occurs and your employment subsequently terminates during the term of this Agreement, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. Your termination is a Qualifying Early Termination if a potential change in control of the Company occurs, your employment terminates during the pendency of the potential change in control of the Company and during the term of this Agreement, the termination is in contemplation of a change in control of the Company, and an actual change in control of the Company occurs within one year following your termination, unless your termination is because of your death, by the Company for Cause or Disability, or by you other than for Good Reason. A transfer of your employment from the Company to one of its subsidiaries, from a subsidiary to the Company, or between subsidiaries is not a termination of employment for purposes of this Agreement; provided, however, that the provisions of this sentence shall not modify in any way the definition of Good Reason in Section 3.C.

A. Disability. If, as a result of your incapacity due to physical or mental illness or injury, you are absent from your duties with the Company on a full-time basis for 6 consecutive months, and within 30 days after written notice of termination is given you have not returned to the full-time performance of your duties, the Company may terminate your employment for “Disability.”

B. Cause. Termination by the Company of your employment for “Cause” means termination upon (1) your willful and continued failure to substantially perform your duties with the Company (other than failure resulting from your incapacity due to physical or mental illness or injury, or actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Section 3.B, no act or failure to act on your part shall be considered “willful” unless done or omitted to be done by you not in good faith and without reasonable belief that your act or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until:

•

a resolution is duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (1) or (2) of this Section 3.B and specifying the particulars of your conduct in detail, and

•	a copy of this resolution is delivered to you.

All decisions by the Company regarding termination for Cause must be supported by clear and convincing evidence.

C. Good Reason. “Good Reason” means any of the following, if occurring without your express written consent after a change in control of the Company:

(1) The assignment to you of any duties materially inconsistent with your responsibilities as Chief Executive Officer and President of the Company or a significant adverse alteration in your responsibilities from those in effect immediately prior to the change in control of the Company, provided that the election of another executive to the position of President of the Company shall not constitute Good Reason;

(2) A material reduction by the Company in your annual base salary as in effect on the date of this Agreement (as the same may be increased from time to time), except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company;

(3) A material reduction by the Company in your target annual cash incentive as in effect immediately prior to the change in control of the Company;

(4) The Company’s requiring you to be based anywhere located more than 50 miles from the primary office location at which you were based immediately prior to the change in control of the Company, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as existed immediately prior to the change in control;

(5) Following the change in control of the Company, a material reduction by the Company in aggregate benefits and compensation available to you, including paid time off, welfare benefits, short-term incentives, pension, life insurance, healthcare, and disability plans, as compared to such benefits and compensation available to you immediately prior to the change in control of the Company;

(6) Following the change in control of the Company, a material reduction by the Company in long-term equity incentives available to you as compared to such incentives available to you immediately prior to the change in control of the Company, except for across-the-board long-term equity incentive reductions similarly affecting all executives of the Company and all executives of any Person in control of the Company; or

(7) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10.

Notwithstanding the foregoing, the events described in clauses (1) through (7) above shall not constitute Good Reason unless (A) you have delivered a Notice of Termination to the Company according to Sections 3.D. and 11 within 90 days of the occurrence of the event, which notice sets forth in reasonable detail the basis for your claim that Good Reason exists and (B) the Company fails to cure such event or circumstance within the 30 day period following receipt of such Notice of Termination.

For purposes of determining whether a Qualifying Early Termination has occurred, references to a change in control of the Company in this Section 3.C shall be deemed to refer to any potential change in control of the Company pending at the time of the event or circumstance alleged to be Good Reason.

Your right to terminate your employment pursuant to this Section 3.C shall not be affected by your incapacity due to physical or mental illness or injury. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

D. Notice of Termination. Any purported termination by the Company or by you shall be communicated by written Notice of Termination to the other party according to Section 11. A “Notice of Termination” must indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision.

E. Date of Termination. “Date of Termination” means:

(1) if your employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that you have not returned to the performance of your duties on a full-time basis during that 30-day period);

(2) if your employment is terminated for Cause, for Good Reason, or for any other reason other than Disability or a Qualifying Early Termination, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than 30 days from the date the Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than 10 days or more than 60 days from the date the Notice of Termination is given); or

(3) if your termination is a Qualifying Early Termination, the date specified in the Notice of Termination (which, in the case of a termination for Good Reason shall not be less than 10 days or more than 60 days from the date the Notice of Termination is given); or

(4) if a dispute exists regarding the termination, the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected), or, if earlier, the last day of the term of this Agreement. This subsection (4) shall apply only if (i) the party receiving the Notice of Termination notifies the other party within 30 days that a dispute exists, (ii) the notice of dispute is made in good faith, and (iii) the party giving the notice of dispute pursues resolution of the dispute with reasonable diligence. While any dispute is pending under this subsection (4), the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans and programs in which you were participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved, or if earlier, the last day of the term of this Agreement. Amounts paid under this subsection (4) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation upon Termination for Cause or Other than for Good Reason. If your employment is terminated for Cause or by you other than for Good

Reason, the Company shall pay you only your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all accrued but unused vacation, and all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due, and the Company shall have no further obligations to you under this Agreement. Accrued base salary and accrued but unused vacation will be paid to you on the first regularly scheduled Company payroll date that occurs after your Date of Termination.

5. Compensation upon a Qualifying Termination or Qualifying Early Termination. If your employment is terminated pursuant to a Qualifying Termination or Qualifying Early Termination, then you shall be entitled to the benefits provided in this Section 5, provided (a) you execute and deliver to the Company the release required pursuant to Section 8.E and such release becomes irrevocable within 60 days of your Date of Termination.

A. The Company will pay you the amounts specified below at the times specified below:

(1) Your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason), plus all other amounts to which you are entitled under any compensation plan of the Company at the time those payments are due (in each case, to the extent not already paid), which shall be paid to you on the first regularly scheduled Company payroll date that occurs after your Date of Termination; and

(2) To the extent not already paid, a lump sum amount equal to the greater of the value of your unused and accrued time off, less any advanced time off, in accordance with the Company’s Your Time Off Policy (or any successor policy) as in effect (a) in the case of a Qualifying Early Termination, on the Date of Termination, or (b) in the case of a Qualifying Termination, immediately prior to the change in control of the Company or as in effect on the Date of Termination, whichever is more favorable to you, which in each case shall be paid to you on the first regularly scheduled Company payroll date that occurs after your Date of Termination; and

(3) A lump sum severance payment equal to two times the sum of (a) your annual base salary at the rate in effect at the time Notice of Termination is given without regard to any reduction in base salary that would constitute Good Reason (whether or not any reduction is asserted as Good Reason) (“Base Salary”), plus (b) the Target Bonus, which shall be paid to you on the 60th day following your Date of Termination. For purposes of this paragraph (3), “Target Bonus” means your target annual incentive for the year in which occurs the Date of Termination without regard to any reduction in the target incentive that would constitute Good Reason (whether or not any reduction is asserted as Good Reason).

B. For a 24-month period following the Date of Termination, maintain, in full force and effect for your continued benefit at substantially the same cost to you as determined immediately prior to your last day of employment, all life (including the Company’s Executive Life Insurance Program, if applicable), disability and accident insurance plans, programs, or arrangements, and financial counseling services in which you were participating immediately prior to the change in control of the Company, or, if more favorable to you, and in the case of a Qualifying Early Termination, the plans, programs, or arrangements in which you were participating immediately prior to the Date of Termination; provided, however, that if a delay is required under Section 5.D, you will pay the required monthly premiums and fees for such life (including the Company’s Executive Life Insurance Program, if applicable), disability and accident insurance plans, programs, or arrangements, and financial counseling services, during the 6-month period following your Date of Termination, and the Company shall pay you a payment equal to 150% of such premiums and fees that you paid during such period on the first regularly scheduled Company payroll date following the 6-month anniversary of the date of your termination.

You and your spouse and dependents shall for a period of 24 months following the Date of Termination be eligible to participate in Company medical and vision insurance at the employee (or, if applicable, family) premium and co-pay rates; provided, that that in order to receive such continued medical and vision coverage at such rates, you shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly COBRA premium required by the Company under such plans for such coverage. Following receipt of such payment, the Company shall reimburse to you the amount of the monthly COBRA premium payment (the “Health Payment”). In addition, unless a delay is required pursuant to Section 5.D, on each date on which the monthly Health Payment is paid to you, the Company shall pay you an additional amount equal to 50% of the monthly Health Payment.

If your continued participation in the benefits indicated in this Section 5.B (or a particular type of coverage) is not possible or becomes impossible under the general terms and provisions of the plans, programs or arrangements, then the Company shall arrange to provide you with benefits, at substantially the same cost to you as determined immediately prior to your last day of employment, which are substantially similar to those which you are entitled to receive under such plans, programs and arrangements.

C. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5.A be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise, except as specifically provided in Section 5.D. Benefits otherwise receivable by you pursuant to Section 5.B shall be reduced to the extent comparable benefits are actually received by you during the 24-month period following your termination, and you must report any such benefits actually received by you to the Company.

D. Code Section 409A Provision. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement that are deferred compensation subject to Code Section 409A may only be made upon a “separation from service” under Code Section 409A. For purposes of Code Section 409A, whenever payments under this Agreement are to be made in installments, each such installment shall be treated as a separate payment. Except to the extent permitted under Code Section 409A, you may not in any event designate the calendar year of any payment under this Agreement. Notwithstanding anything in this Agreement to the contrary, in all cases, if you are a “specified employee” of the Company for purposes of Code Section 409A at the time of your separation from service (as determined pursuant to Code Section 409A) with the Company and if an exception under Code Section 409A does not apply, any severance payment(s) that constitute deferred compensation subject to Section 409A which are otherwise scheduled to be paid within the six month period following your separation from service shall be delayed so that they will be paid in a lump sum payment to you on the first regularly scheduled Company payroll date following the 6-month anniversary of the date of your separation from service, which payment will be equal to the severance payment(s) that you would otherwise have received through such payroll date. You are strongly encouraged to consult your own tax, financial and legal advisors regarding the effects of this Agreement on your personal tax situation. If you die during such 6-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Code Section 409A, such amount shall be paid to the personal representative of your estate within 30 days after your death. For purposes of applying the exceptions to Code Section 409A, the following rules shall apply. Any payments that would otherwise be payable (i) within 2- 1/2 months after the end of the Company’s taxable year containing the date of your separation from service, or (ii) within 2- 1/2 months after your taxable year containing the date of your separation from service, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Code Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary

Separation Amount”) because such payments both are payable only upon your “involuntary” separation from service for purposes of Code Section 409A and must be paid to you no later than the last day of your second taxable year following the taxable year in which your separation from service occurs. Lastly, any such payments that are paid after the Short Term Deferral Period and otherwise exceed the Involuntary Separation Amount are exempt from Code Section 409A to the extent such payments in the aggregate do not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which your separation from service occurs (the “Limited Payments”). Accordingly, the sum of (1) such payments that are paid within the Short Term Deferral Period, (2) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount, and (3) such payments paid after the Short Term Deferral Period that exceed the Involuntary Separation Amount, but only to the extent such payments constitute Limited Payments, are exempt from Code Section 409A and, therefore, notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” of the Company for purposes of Code Section 409A, only those payments that are not otherwise exempt from Code Section 409A under clause (1), (2), and (3) above and that would otherwise have been payable in the first 6 months following your date of separation from service will not be paid to you until the first regularly scheduled payroll date following the 6-month anniversary of the date of your separation from service, provided that if you die during such 6-month period and prior to the payment of the deferred compensation that is required to be delayed on account of Code Section 409A, such amount shall be paid to the personal representative of your estate within 30 days after your death. To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to you) under this Agreement shall not be subject to liquidation or exchange for another benefit.

6. Legal Fees. The Company shall pay to you all reasonable legal fees and expenses which you incur following a change in control of the Company or a potential change in control of the Company (a) as a result of contesting or disputing your termination, (b) in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement (provided, that you shall refund all such fees and expenses to the Company should you not prevail on any material issue). This payment shall be made within 10 business days after the Company receives your written request for payment accompanied by reasonable evidence of fees and expenses incurred. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to you) under this Agreement shall not be subject to liquidation or exchange for another benefit.

7. Excise Tax Provisions. Notwithstanding any provision of this Agreement to the contrary (but except as provided in the following sentence), if you would receive payments under this Agreement or under any other plan, program, or policy sponsored by the Company which relate to a change in control of the Company (the “Total Payments”) and which are determined by the Company to be subject to excise tax under Section 4999 of the Code or any comparable successor provisions, then such payment shall be either: (i) provided to you in full, or (ii) provided to you as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such excise tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall be done in a manner that is consistent with the requirements of Section 409A and shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this Section.

8. Employee Covenants; Release.

A. The Company shall provide you with certain Company confidential information and trade secrets (“Confidential Information”). Confidential lnformation includes information about the business and affairs of the Company including, without limitation, the names, addresses, price lists, purchasing histories and requirements of customers and potential customers; location, region, and company financial reports and company financial data of any type; sales and service manuals and bulletins; cost information and patterns; floor plans and drawings of facilities; marketing, merchandising, procurement, sales and other business strategies; transactional, acquisition and expansion plans; information regarding vendors, business affiliates and employees; and other similar information. Confidential lnformation shall also include, without limitation, all letters, memoranda, notes, tables, spreadsheets, and other similar documents, whether in hard-copy or electronic form, created or generated by you or on your behalf using the information, or any part thereof, described in the previous sentence. You recognize that such information is the confidential information and trade secrets of the Company, and agree not to divulge such information to any person, firm, or institution except as such disclosure is a necessary part of the performance of your duties and obligations for the Company. Further, upon termination of employment with the Company, you will continue to treat Confidential lnformation as private and privileged, and will not, either for your own purposes or as an employee of or for the benefit of any other entity or person, use such information or disclose it to any person, firm, or institution. Confidential Information does not include any information that is in the public domain or disclosed by someone other than you.

B. To the maximum extent allowable under applicable state law, for the period beginning on the date hereof and ending 12 months following your termination of employment with the Company, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of the Company, be employed in North America in the same or similar capacity as you were employed by the Company immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. In agreeing to this restriction, you specifically acknowledge the substantial value to the Company of its Confidential Information and your intimate knowledge of the Company’s business and agree that such constitutes goodwill and a protectable interest of the Company.

C. In addition to the foregoing and not in limitation thereof, for all periods beginning upon the date hereof and ending 12 months after your termination of employment with the Company for whatever reason, you agree that you shall not directly or indirectly, for your benefit or on behalf of any other party (other than the Company):

(1) solicit or attempt to solicit any customer of the Company for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by the Company, print and document services, or related office products or services. For purposes hereof, a customer of the Company shall mean any person or business to whom the Company sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months you were employed by the Company,

(2) solicit or discuss potential employment opportunities with any employee of the Company (other than for opportunities with the Company) or induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof without the prior express written consent of the Company,

(3) offer, hire or cause to be offered or hired any person who was employed by the Company at any time during the 12 months prior to the termination of your employment with the Company, or

(4) induce or attempt to induce any supplier, or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such supplier or business relation and the Company (including without limitation making any negative statements or communications about the Company).

D. In case any one or more of the terms contained in this Section 8 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in this Section 8 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

E. Notwithstanding anything in this Agreement to the contrary, the payment to you of the benefits provided in Section 5 is conditioned upon your execution and delivery to the Company of a Release, in substantially the form that is attached as an Exhibit to your Employment Agreement, dated October 13, 2010, which must be made irrevocable within 60 days from the Date of Termination.

9. Deferred Compensation and Benefits Trust. The Company has established a Deferred Compensation and Benefits Trust, and shall comply with the terms of that Trust.

For this purpose, the term Deferred Compensation and Benefits Trust shall mean an irrevocable trust or trusts established or to be established by the Company with an independent trustee or trustees for the benefit of persons entitled to receive payments or benefits, the assets of which nevertheless will be subject to claims of the Company’s creditors in the event of bankruptcy or insolvency.

10. Successors; Binding Agreement.

A. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption and agreement prior to the effectiveness of any succession which occurs during your employment with the Company and the term of this Agreement shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you experience a Qualifying Termination or Qualifying Early Termination, except that for purposes of this Section 10.A, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean OfficeMax Incorporated and any successor to its business and/or assets which assumes and agrees to perform this Agreement.

B. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

C. Any dispute between you and the Company regarding this Agreement may be resolved either by binding arbitration or by judicial proceedings at your sole election, and the Company agrees to be bound by your election in that regard, provided that the Company is entitled to seek equitable relief in a court of competent jurisdiction in connection with the enforcement of the covenants set forth in Section 8. Under no circumstance will a violation or alleged violation of those covenants entitle the Company to withhold or offset a payment or benefit due under this Agreement.

11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance with this Section 11, except that notice of change of address shall be effective only upon receipt.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an elected officer designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to those sections. If the obligations of the Company under Sections 4, 5 or 6 arise prior to the expiration of the term of this Agreement, those obligations shall survive the expiration of the term.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. No Guaranty of Employment. Neither this Agreement nor any action taken under this Agreement shall be construed as giving you a right to be retained as an employee or an executive officer of the Company.

16. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

17. Other Benefits. Any payments made to you pursuant to this Agreement are in addition to, and not in lieu of, any amounts to which you may be entitled under any other employee benefit plan, program or policy of the Company, except that (A) payments made to you pursuant to Section 5.A(3) shall be in lieu of any severance payment to which you would otherwise be entitled under any severance pay policy of the Company and (B) payments and benefits to which you are entitled under this Agreement may offset payments and benefits to which you are entitled under your Employment Agreement with the Company dated October 13, 2010.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

OFFICEMAX INCORPORATED

By	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President - General Counsel

Agreed to this 12th day of November, 2010

/s/ Ravichandra K. Saligram
Ravichandra K. Saligram